EXHIBIT 23.4

                          CONSENT OF DIRECTOR NOMINEE

     THE UNDERSIGNED, a nominee for director of NetSpeak Corporation, a Florida corporation (the "Company"), hereby (i) consents to being nominated for the position of director of the Company and to serve as such if elected, effective upon completion of the Company's initial public offering of its Common Stock (the "Offering"), and (ii) consents to being named as a director nominee in the Company's Registration Statement on Form S-1 relating to the Offering, and in the Prospectus contained therein proposed to be circulated in connection with the Offering, and all amendments thereto.

     EXECUTED, as of this 5th day of May, 1997.


                                                    /s/ Martin Shum
                                                    --------------------------
                                                    Martin Shum